Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-160043

May 26, 2010

Pricing Term Sheet

Discovery Communications, LLC

3.700% Notes due 2015

5.050% Notes due 2020

6.350% Notes due 2040

Issuer:	Discovery Communications, LLC
Guarantor:	Discovery Communications, Inc.
Principal Amount:	2015 Notes: $850,000,000
2020 Notes: $1,300,000,000
2040 Notes: $850,000,000
Security Type:	Senior Notes
Maturity Date:	June 1, 2015
June 1, 2020
June 1, 2040
Coupon:	2015 Notes: 3.700%
2020 Notes: 5.050%
2040 Notes: 6.350%
Price to Public:	2015 Notes: 99.851%
2020 Notes: 99.675%
2040 Notes: 99.974%
Yield to Maturity:	2015 Notes: 3.733%
2020 Notes: 5.092%
2040 Notes: 6.352%
Spread to Benchmark Treasury:	2015 Notes: 170 basis points
2020 Notes: 190 basis points
2040 Notes: 225 basis points
Benchmark Treasury:	2015 Notes: 2.500% due April 30, 2015
2020 Notes: 3.500% due May 15, 2020
2040 Notes: 4.625% due February 15, 2040
Benchmark Treasury Spot and Yield:	2015 Notes: 102-5 3/4 ; 2.033%
2020 Notes: 102-19+ ; 3.192%
2040 Notes: 108-30 ; 4.102%
Net Proceeds to Issuer:	$2,973,300,000
Use of Proceeds:	$1,924,800,000 plus cash on hand to prepay all amounts outstanding under Discovery Communications Holding, LLC’s Term Loan B and Term Loan C.

$1,048,000,000 plus cash on hand to prepay an aggregate of $935 million in outstanding principal amount of DCL’s senior notes together with accrued and unpaid interest plus applicable make-whole amount or break-funding costs, as described under “Use of proceeds” in the prospectus supplement.
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2010
Make-Whole Call:	2015 Notes: At any time at Treasury plus 25 basis points
2020 Notes: At any time at Treasury plus 30 basis points
2040 Notes: At any time at Treasury plus 35 basis points
Trade Date:	May 26, 2010
Settlement Date:	June 3, 2010 (T+5)
Denominations:	$2,000 x $1,000
CUSIP/ISIN:	2015 Notes: 25470DAB5 / US25470DAB55
2020 Notes: 25470DAC3 / US25470DAC39
2040 Notes: 25470DAD1 / US25470DAD12
Ratings*:	Baa2 (stable) Moody’s Investors Service, Inc.
BBB- (outlook positive) Standard & Poor’s Ratings Services
BBB (stable) Fitch Ratings Ltd.
Joint Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Credit Suisse Securities (USA) LLC
RBS Securities Inc.
Co-Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (877) 858-5407 or J.P. Morgan Securities Inc. collect at (212) 834 – 4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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